Exhibit 99.1
For More Information Contact:
Justine E. Koenigsberg
Senior Director, Corporate Communications
(617) 914-3494
FOR IMMEDIATE RELEASE
ViaCell Announces Settlement of Litigation with CBR
Cambridge, MA, October 27, 2005 ¯ ViaCell, Inc. (NASDAQ:VIAC) announced today that it has entered into an agreement to settle pending litigation with CBR Systems, Inc. The dispute related to certain marketing claims made by each company. Under the terms of the settlement agreement the companies have agreed to dismiss all outstanding claims and counter claims in the litigation. No financial payment will be made by either party. Other terms of the settlement were not disclosed.
Marc D. Beer, President and Chief Executive Officer of ViaCell, commented, “We are pleased with the outcome of this settlement.”
About ViaCell
ViaCell is a biotechnology company focused on enabling the widespread use of human cells as medicine. The Company is developing a pipeline of proprietary stem cell product candidates intended to address cancer, cardiac disease, and diabetes. CB001, its lead cord blood derived stem cell therapy product candidate, is being developed for hematopoietic stem cell transplantation in patients affected by a variety of cancers. In addition to its therapeutic development programs, ViaCell’s reproductive health business unit commercializes ViaCord®, a product that offers expecting families the option of preserving their baby’s umbilical cord blood. The Company is working to leverage its commercial infrastructure and product development capabilities by developing ViaCyte™, its investigational product intended to broaden reproductive choices for women through the cryopreservation of human unfertilized eggs. ViaCell is headquartered in Cambridge, Massachusetts with a processing and storage facility in Kentucky and additional research and development operations in Singapore.
ViaCell® and ViaCord® are registered trademarks and ViaCyte™ is a trademark of ViaCell, Inc.
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